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                                  EXHIBIT (11)

                  THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                  ---------------------------------------------
                        Computation of Earnings Per Share
                        ---------------------------------

Amounts in millions except per share amounts

                                                                        Three Months Ended               Six Months Ended
                                                                            December 31                    December 31
                                                                        2004           2003            2004           2003
                                                                     ----------     ----------      ----------     ----------
BASIC NET EARNINGS PER SHARE
Net earnings                                                         $    2,039     $    1,818      $    4,040     $    3,579
Preferred dividends, net of tax benefit                                      33             32              66             65
                                                                     ----------     ----------      ----------     ----------
Net earnings available to common shareholders                        $    2,006     $    1,786      $    3,974     $    3,514
                                                                     ==========     ==========      ==========     ==========

Basic weighted average common shares outstanding                        2,528.9        2,591.1         2,534.8        2,592.2
                                                                     ==========     ==========      ==========     ==========

Basic net earnings per common share                                  $     0.79     $     0.69      $     1.57     $     1.36
                                                                     ==========     ==========      ==========     ==========

DILUTED NET EARNINGS PER SHARE
Net earnings                                                         $    2,039     $    1,818      $    4,040     $    3,579
Deduct preferred dividend impact on
     funding of ESOP                                                         --              2              --              3
                                                                     ----------     ----------      ----------     ----------
Diluted net earnings                                                 $    2,039     $    1,816      $    4,040     $   3,576
                                                                     ==========     ==========      ==========     ==========

Basic weighted average common shares outstanding                        2,528.9        2,591.1         2,534.8        2,592.2
Add potential effect of:
     Conversion of preferred shares                                       158.9          165.0           159.5          165.8
     Exercise of stock options and other Unvested Equity awards            53.2           44.8            54.2           41.2
                                                                     ----------     ----------      ----------     ----------

Diluted weighted average common shares outstanding                      2,741.0        2,800.9         2,748.5        2,799.2
                                                                     ==========     ==========      ==========     ==========

Diluted net earnings per common share                                $     0.74     $     0.65      $     1.47     $     1.28
                                                                     ==========     ==========      ==========     ==========
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